UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

Registration Statement
under The Securities Act of 1933

CELLCYTE GENETICS CORPORATION
(Exact name of registrant as specified in charter)

NEVADA	86-1127046
(State or other jurisdiction of incorporation or	(IRS Employer Identification No.)
organization)

14205 SE 36th St., Suite 100
Bellevue, Washington 98006
(425) 519-3659
(Address and telephone of executive offices, including zip code.)

CELLCYTE GENETICS CORPORATION
2009 STOCK INCENTIVE PLAN FOR EMPLOYEES AND CONSULTANTS
(Full Title of Plan)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Parsons/Burnett/Bjordahl/Hume, LLP

1850 Skyline Tower

10900 NE 4th Street

Bellevue, WA 98004

(425) 451-8036

(425) 451-8568 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer

[  ]

Accelerated filer

[  ]

Non-accelerated filer

[  ] (do not check if a smaller reporting company)

Smaller reporting company

[X]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title Of Securities	Amount To Be	Offering Price	Aggregate	Amount of
To Be Registered	Registered(1)	Share (2)	Offering Price	Registration Fee

Common Stock underlying Options	15,000,000	$0.02	$300,000	$34.83

Common Stock	5,000,000	$0.02	$100,000	$11.61

Total	20,000000		$400,000	$46.44

(1) Represents 15,000,000 shares of Common Stock to be issued to employees and consultants upon exercise of stock options as compensation for services rendered and common stock.

(2) Estimated solely for the purpose of determining the amount of the registration fee and based, in accordance with Rules 457(c) and 457(h) of the General Rules, upon the average of the high and low sale prices of the Common Stock as reported on May 10, 2011.

EXPLANATORY NOTE

On April 7, 2009, the Company filed a Registration Statement on Form S-8 related to its 2009 Stock Incentive Plan for Employees and Consultants, registering a total of 30,000,000 shares or shares underlying options.  Under the terms of the ESIP, the Board of Directors is authorized to issue either shares or options under the Plan, as deemed appropriate by the Board.  The Form S-8 designated 14,000,000 of the shares underlying options and 16,000,000 shares of common stock for registration.  An amended S8 Registration statement was filed to register an additional 16,000,000 shares underlying options on December 30, 2009.

The Company is filing this Post-Effective Amendment to the S-8 Registration Statement to increase the total number of shares underlying stock options by 15,000,000 shares, and to increase the number of shares that can be issued as common stock by 5,000,000.

Attached to this Post-Effective Amendment is a revised ESIP reflecting the increase of total authorized shares to 66,000,000.  The revised ESIPS contains no other changes.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bellevue, State of Washington, on the 10th day of May, 2011.

CELLCYTE GENETICS CORPORATION By: John M. Fluke, Jr. Interim Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the date(s) indicated.

SIGNATURE	TITLE	DATE

John M. Fluke, Jr.	Director	May 10, 2011

/s/ Randy A. Lieber
Randy A. Lieber	Director	May 10, 2011

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bellevue, State of Washington, on May 10, 2011.

CELLCYTE GENETICS CORPORATION 2009 STOCK INCENTIVE PLAN FOR EMPLOYEES AND CONSULTANTS

John M. Fluke, Jr., Interim Principal Executive Officer, Director

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Counsel, regarding the legality of the securities registered hereunder. [Previously filed]
10.1	Compensation Plan for Employees, Officers, Directors and Consultants
23.1	Consent of Independent Public Accounting Firm
23.2	Consent of Counsel (Included as part of Exhibit 5.1)